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                                                                    EXHIBIT 99.1

                             1996 STOCK OPTION PLAN

                                       OF

                        THORATEC LABORATORIES CORPORATION
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                               TABLE OF CONTENTS

                                                                          PAGE
1.  PURPOSES OF THE PLAN ................................................  1

2.  ELIGIBLE PERSONS ....................................................  1

3.  STOCK SUBJECT TO THIS PLAN ..........................................  1

4.  ADMINISTRATION ......................................................  2

5.  GRANTING OF OPTIONS; OPTION AGREEMENT ...............................  3

6.  TERMS AND CONDITIONS OF OPTIONS .....................................  3

   6.1  Terms and Conditions to Which All Options Are Subject ...........  3
       6.1.1  Changes in Capital Structure ..............................  3
       6.1.2  Corporate Transactions ....................................  3
       6.1.3  Time of Option Exercise ...................................  4
       6.1.4  Option Grant Date .........................................  4
       6.1.5  Nonassignability of Option Rights .........................  4
       6.1.6  Payment ...................................................  4
       6.1.7  Termination of Employment .................................  5
       6.1.8  Repurchase of Stock .......................................  5
       6.1.9  Withholding and Employment Taxes ..........................  5
       6.1.10 Other Provisions ..........................................  6
       6.1.11 Determination of Value ....................................  6
       6.1.12 Option Term ...............................................  7
       6.1.13 Exercise Price ............................................  7

   6.2  Terms and Conditions to Which Only NQOs Are Subject .............  7
       6.2.1  Exercise Price ............................................  7

   6.3  Terms and Conditions to Which Only ISOs Are Subject .............  7
       6.3.1  Exercise Price ............................................  7
       6.3.2  Disqualifying Dispositions ................................  7
       6.3.3  Grant Date ................................................  8
       6.3.4  Term ......................................................  8

7.  MANNER OF EXERCISE ..................................................  8

8.  EMPLOYMENT OR CONSULTING RELATIONSHIP ...............................  8

9.  FINANCIAL INFORMATION ...............................................  8

10. CONDITIONS UPON ISSUANCE OF SHARES ..................................  8

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11.  NONEXCLUSIVITY OF THE PLAN ........................................... 9

12.  AMENDMENTS TO PLAN ................................................... 9

13.  EFFECTIVE DATE OF PLAN ............................................... 9

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                             1996 STOCK OPTION PLAN

                                       OF

                       THORATEC LABORATORIES CORPORATION


         1.       PURPOSES OF THE PLAN

         The purposes of the 1996 Stock Option Plan (the "Plan") of Thoratec Laboratories Corporation, a California corporation (the "Company"), are to:

                  (a) Encourage selected employees and consultants to improve operations and increase profits of the Company;

                  (b) Encourage selected employees and consultants to accept or continue employment or association with the Company or its Affiliates; and

                  (c) Increase the interest of selected employees and consultants in the Company's welfare through participation in the growth in value of the common stock of the Company (the "Common Stock").

         Options granted under this Plan ("Options") may be "incentive stock options" ("ISOs") intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or "nonqualified options" ("NQOs").

         2.       ELIGIBLE PERSONS

         The Plan shall consist of two parts, "Part 1" and "Part 2" (unless otherwise indicated, references herein to the "Plan" shall refer to Part 1 and
Part 2). Every person who at the date of grant of an Option is a full-time employee of the Company or of any Affiliate (as defined below) of the Company is eligible to receive NQOs or ISOs under Part 1 of this Plan. Every person who at the date of grant is a consultant to the Company or any Affiliate (as defined below) of the Company is eligible to receive NQOs under Part 1 of this Plan. The Chief Executive Officer is eligible to receive Options under Part 2 of the Plan, and all such Options granted under Part 2 of the Plan shall be NQOs. The term "Affiliate" as used in the Plan means a parent or subsidiary corporation as defined in the applicable provisions (currently Sections 424(e) and (f), respectively) of the Code. The term "employee" includes an officer or director who is an employee, of the Company. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

         3.       STOCK SUBJECT TO THIS PLAN

         Subject to the provisions of Section 6.1.1 of the Plan, the total number of shares of stock which may be issued under options granted pursuant to this Plan shall not exceed 833,333 shares of Common Stock, 500,000 of which shall be available for grant under Part 1 of the Plan and 333,333 of which shall be available for grant under Part 2 of
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the Plan. The shares covered by the portion of any grant under the Plan which expires unexercised shall become available again for grants under the Plan.

         4.       ADMINISTRATION

                  (a) This Plan shall be administered by the Board of Directors of the Company (the "Board") or, either in its entirety or only insofar as required pursuant to Section 4(b) hereof, by a committee (the "Committee") of at least two Board members to which administration of the Plan, or of any portion of the Plan, is delegated (in either case, the "Administrator").

                  (b) From and after such time as the Company registers a class of equity securities under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), it is intended that this Plan shall be administered in accordance with the disinterested administration requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission ("Rule 16b-3"), or any successor rule thereto.

                  (c) Subject to the other provisions of this Plan, the Administrator shall have the authority, in its discretion: (i) to grant Options;
(ii) to determine the fair market value of the Common Stock subject to Options;
(iii) to determine the exercise price of Options granted; (iv) to determine the persons to whom, and the time or times at which, Options shall be granted, and the number of shares subject to each Option; (v) to interpret this Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to this Plan; (vii) to determine the terms and provisions of each Option granted (which need not be identical), including but not limited to, the time or times at which Options shall be exercisable; (viii) with the consent of the optionee, to modify or amend any Option; (ix) to defer (with the consent of the optionee) the exercise date of any Option; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an Option; and (xi) to make all other determinations deemed necessary or advisable for the administration of this Plan. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper.

                  (d) All questions of interpretation, implementation, and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

                  (e) With respect to persons subject to Section 16 of the Exchange Act, if any, transactions under this Plan are intended to comply with the applicable conditions of Rule 16b-3, or any successor rule thereto. To the extent any provision of this Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator. Notwithstanding the above, it shall be the responsibility of such persons, not of the Company or the Administrator, to comply with the requirements of Section 16 of the Exchange Act; and neither the Company nor the Administrator shall be liable if this Plan or any transaction under this Plan fails to comply with the applicable conditions of Rule 16b-3 or any successor rule thereto, or if any such person incurs any liability under
Section 16 of the Exchange Act.

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         5.       GRANTING OF OPTIONS; OPTION AGREEMENT

                  (a) No Options shall be granted under this Plan after ten years from the date of adoption of this Plan by the Board.

                  (b) Each Option shall be evidenced by a written stock option agreement, in form satisfactory to the Company, executed by the Company and the person to whom such Option is granted; provided, however, that the failure by the Company, the optionee, or both to execute such an agreement shall not invalidate the granting of an Option, although the exercise of each option shall be subject to Section 6.1.3.

                  (c) The stock option agreement shall specify whether each Option it evidences is a NQO or an ISO.

                  (d) Subject to Section 6.3.3 with respect to ISOs, the Administrator may approve the grant of Options under this Plan to persons who are expected to become employees or consultants of the Company, but are not employees or consultants at the date of approval.

         6.       TERMS AND CONDITIONS OF OPTIONS

         Each Option granted under this Plan shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall be also subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.

                  6.1 Terms and Conditions to Which All Options Are Subject. All Options granted under this Plan shall be subject to the following terms and conditions:

                           6.1.1    Changes in Capital Structure. Subject to
Section 6.1.2, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, combination or reclassification, appropriate adjustments shall be made by the Board in (a) the number and class of shares of stock subject to this Plan and each Option outstanding under this Plan, and (b) the exercise price of each outstanding Option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board in its sole discretion.

                           6.1.2    Corporate Transactions. In the event of the
proposed dissolution or liquidation of the Company, the Administrator shall notify each optionee at least 30 days prior to such proposed action. To the extent not previously exercised, all Options will terminate immediately prior to the consummation of such proposed action. In the event of a merger or consolidation of the Company with or into another corporation or entity in which the Company does not survive, or in the event of a sale of all or substantially all of the assets of the Company in which the shareholders of the Company receive securities of the acquiring entity or an affiliate thereof, all Options shall be assumed or equivalent options shall be substituted by the successor corporation (or other entity) or a parent or

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subsidiary of such successor corporation (or other entity). In the event that such successor does not agree to assume the Options or to substitute equivalent options therefor, unless the Administrator shall determine otherwise, the Options will expire upon such event.

                           6.1.3    Time of Option Exercise. Subject to Section
5, Options granted under this Plan shall be exercisable (a) immediately as of the effective date of the stock option agreement granting the Option, or (b) in accordance with a schedule related to the date of the grant of the Option, the date of first employment, or such other date as may be set by the Administrator (in any case, the "Vesting Base Date") and specified in the written stock option agreement relating to such Option; provided, however, that the right to exercise an Option must vest at the rate of at least 20% per year over five years from the date the option was granted. In any case, no Option shall be exercisable until a written stock option agreement in form satisfactory to the Company is executed by the Company and the optionee.

                           6.1.4    Option Grant Date. Except in the case of
advance approvals described in Section 5(d), the date of grant of an Option under this Plan shall be the date as of which the Administrator approves the grant.

                           6.1.5    Nonassignability of Option Rights. No Option
granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of the optionee, an Option shall be exercisable only by the optionee.

                           6.1.6    Payment. Except as provided below, payment
in full, in cash, shall be made for all stock purchased at the time written notice of exercise of an Option is given to the Company, and proceeds of any payment shall constitute general funds of the Company. At the time an Option is granted or exercised, the Administrator, in the exercise of its absolute discretion after considering any tax or accounting consequences, may authorize any one or more of the following additional methods of payment:

                                    (a)      Acceptance of the optionee's full
recourse promissory note for all or part of the Option price, payable on such terms and bearing such interest rate as determined by the Administrator (but in no event less than the minimum interest rate specified under the Code at which no additional interest would be imputed), which promissory note may be either secured or unsecured in such manner as the Administrator shall approve (including, without limitation, by a security interest in the shares of the Company); and

                                    (b)      Delivery by the optionee of Common
Stock already owned by the optionee for all or part of the Option price, provided the value (determined as set forth in Section 6.1.11) of such Common Stock is equal on the date of exercise to the Option price, or such portion thereof as the optionee is authorized to pay by delivery of such stock; provided, however, that if an optionee has exercised any portion of any Option granted by the Company by delivery of Common Stock, the optionee may not, within six months following such exercise, exercise any Option granted under this Plan by delivery of Common Stock without the consent of the Administrator.

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                           6.1.7    Termination of Employment. Except as
otherwise approved by the Administrator in its absolute discretion, if for any reason other than death or permanent and total disability, an optionee ceases to be employed by the Company or any of its Affiliates (such event being called a "Termination"), Options held at the date of Termination (to the extent then exercisable) may be exercised in whole or in part at any time within three months of the date of such Termination, (but in no event after the Expiration
Date); provided, that if such exercise of the Option would result in liability for the optionee under Section 16(b) of the Exchange Act, such Option shall terminate at such later date as is fixed by the Administrator (but in no event after the Expiration Date). If an optionee dies or becomes permanently and totally disabled (within the meaning of Section 22(e)(3) of the Code) while employed by the Company or an Affiliate or within the period that the Option remains exercisable after Termination, Options then held (to the extent then exercisable) may be exercised, in whole or in part, by the optionee, by the optionee's personal representative or by the person to whom the Option is transferred by devise or the laws of descent and distribution, at any time within six months after the death or six months after the permanent and total disability of the optionee (but in no event after the Expiration Date). For purposes of this Section 6.1.7, "employment" includes service as a consultant. For purposes of this Section 6.1.7, an optionee's employment shall not be deemed to terminate by reason of sick leave, military leave or other leave of absence approved by the Administrator, if the period of any such leave does not exceed 90 days or, if longer, if the optionee's right to reemployment by the Company or any Affiliate is guaranteed either contractually or by statute.

                           6.1.8    Repurchase of Stock. At the option of the
Administrator, the stock to be delivered pursuant to the exercise of any Option granted to an employee or consultant under this Plan may be subject to a right of repurchase in favor of the Company with respect to any employee or consultant whose employment, or consulting relationship with the Company is terminated. Such right of repurchase shall be at the Option exercise price and (i) shall lapse at the rate of at least 20% per year over five years from the date the Option is granted (without regard to the date it becomes exercisable), and must be exercised for cash or cancellation of purchase money indebtedness within 90 days of such termination and (ii) if the right is assignable by the Company, the assignee must pay the Company upon assignment of the right (unless the assignee is a 100% owned subsidiary of the Company or is an Affiliate) cash equal to the difference between the Option exercise price and the value (determined as set forth in Section 6.1.11) of the stock to be purchased if the Option exercise price is less than such value.

         Determination of the number of shares subject to any such right of repurchase shall be made as of the date the employee's employment by, or consultant's consulting relationship with, the Company terminates, not as of the date that any Option granted to such employee or consultant is thereafter exercised.

                           6.1.9    Withholding and Employment Taxes. At the
time of exercise of an Option or at such other time as the amount of such obligations becomes determinable (the "Tax Date"), the optionee shall remit to the Company in cash all applicable federal and state withholding and employment taxes. If authorized by the Administrator in its sole discretion after considering any tax or accounting consequences, an optionee may

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elect to (i) deliver a promissory note on such terms as the Administrator deems appropriate, (ii) tender to the Company previously owned shares of Stock or other securities of the Company, or (iii) have shares of Common Stock which are acquired upon exercise of the Option withheld by the Company to pay some or all of the amount of tax that is required by law to be withheld by the Company as a result of the exercise of such Option, subject to the following limitations:

                                    (a)      Any election pursuant to clause
(iii) above by an optionee subject to Section 16 of the Exchange Act shall either (x) be made at least six months before the Tax Date and shall be irrevocable; or (y) shall be made in (or made earlier to take effect in) any ten-day period beginning on the third business day following the date of release for publication of the Company's quarterly or annual summary statements of earnings and shall be subject to approval by the Administrator, which approval may be given at any time after such election has been made. In addition, in the case of (y), the Option shall be held at least six months prior to the Tax Date.

                                    (b)      Any election pursuant to clause
(ii) above, where the optionee is tendering Common Stock issued pursuant to the exercise of an Option, shall require that such shares be held at least six months prior to the Tax Date.

         Any of the foregoing limitations may be waived (or additional limitations may be imposed) by the Administrator, in its sole discretion, if the Administrator determines that such foregoing limitations are not required (or that such additional limitations are required) in order that the transaction shall be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3, or any successor rule thereto. In addition, any of the foregoing limitations may be waived by the Administrator, in its sole discretion, if the Administrator determines that Rule 16b-3, or any successor rule thereto, is not applicable to the exercise of the Option by the optionee or for any other reason.

         Any securities tendered or withheld in accordance with this Section
6.1.9 shall be valued by the Company as of the Tax Date.

                           6.1.10   Other Provisions. Each Option granted under
this Plan may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions and conditions as are necessary to qualify the Option as an "incentive stock option" within the meaning of Section 422 of the Code.

                           6.1.11   Determination of Value. For purposes of the
Plan, the value of Common Stock or other securities of the Company shall be determined as follows:

                                    (a)      If the stock of the Company is
listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, its fair market value shall be the closing sales price for such stock or the closing bid if no sales were reported, as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such

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date, then for the last preceding business day on which there were sales), as reported in The Wall Street Journal or similar publication.

                                    (b)      If the stock of the Company is
regularly quoted by a recognized securities dealer but selling prices are not reported, its fair market value shall be the mean between the high bid and low asked prices for the stock on the date the value is to be determined (or if there are no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices).

                                    (c)      In the absence of an established
market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in the industry and its management, and the values of stock of other corporations in the same or a similar line of business.

                           6.1.12   Option Term. Subject to Section 6.3.4, no
Option shall be exercisable more than ten years after the date of grant, or such lesser period of time as is set forth in the stock option agreement (the end of the maximum exercise period stated in the stock option agreement is referred to in this Plan as the "Expiration Date").

                           6.1.13   Exercise Price. The exercise price of any
Option granted to any person who owns, directly or by attribution under the Code currently Section 424(d), stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate (a "Ten Percent Stockholder") shall in no event be less than 110% of the fair market value (determined in accordance with Section 6.1.11) of the stock covered by the Option at the time the Option is granted.

                  6.2 Terms and Conditions to Which Only NQOs Are Subject. Options granted under this Plan which are designated as NQOs shall be subject to the following terms and conditions:

                           6.2.1    Exercise Price. Except as set forth in
Section 6.1.13, the exercise price of a NQO shall be not less than 85% of the fair market value (determined in accordance with Section 6.1.11) of the stock subject to the Option on the date of grant.

                  6.3 Terms and Conditions to Which Only ISOs Are Subject. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

                           6.3.1    Exercise Price. Except as set forth in
Section 6.1.13, the exercise price of an ISO shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined in accordance with Section 6.1.11) of the stock covered by the Option at the time the Option is granted.

                           6.3.2    Disqualifying Dispositions. If stock
acquired by exercise of an ISO granted pursuant to this Plan is disposed of in a "disqualifying

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disposition" within the meaning of Section 422 of the Code, the holder of the stock immediately before the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the Option as the Company may reasonably require.

                           6.3.3    Grant Date. If an ISO is granted in
anticipation of employment as provided in Section 5(d), the Option shall be deemed granted, without further approval, on the date the grantee assumes the employment relationship forming the basis for such grant, and, in addition, satisfies all requirements of this Plan for Options granted on that date.

                           6.3.4    Term. Notwithstanding Section 6.1.12, no ISO
granted to any Ten Percent Stockholder shall be exercisable more than five years after the date of grant.

         7.       MANNER OF EXERCISE

                  (a) An optionee wishing to exercise an Option shall give written notice to the Company at its principal executive office, to the attention of the officer of the Company designated by the Administrator, accompanied by payment of the exercise price as provided in Section 6.1.6. The date the Company receives written notice of an exercise hereunder accompanied by payment of the exercise price will be considered as the date such Option was exercised.

                  (b) Promptly after receipt of written notice of exercise of an Option, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the Option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. An optionee or permitted transferee of an optionee shall not have any privileges as a shareholder with respect to any shares of stock covered by the Option until the date of issuance (as evidenced by the appropriate entry on the books of the Company or a duly authorized transfer agent) of such shares.

         8.       EMPLOYMENT OR CONSULTING RELATIONSHIP

         Nothing in this Plan or any Option granted thereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee's employment or consulting at any time, nor confer upon any optionee any right to continue in the employ of, or consult with, the Company or any of its Affiliates.

         9.       FINANCIAL INFORMATION

         The Company shall provide to each optionee during the period such optionee holds an outstanding Option, and to each holder of Common Stock acquired upon exercise of Options granted under the Plan for so long as such person is a holder of such Common Stock, a balance sheet and income statement of the Company at least annually as prepared either by the Company or independent certified public accountants of the Company. Such financial statements shall be delivered as soon as practicable following the end of the Company's fiscal year.

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         10.      CONDITIONS UPON ISSUANCE OF SHARES

         Shares of Common Stock shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended (the "Securities Act").

         11.      NONEXCLUSIVITY OF THE PLAN

         The adoption of the Plan shall not be construed as creating any limitations on the power of the Company to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options other than under the Plan.

         12.      AMENDMENTS TO PLAN

         The Board may at any time amend, alter, suspend or discontinue this Plan or any Option. Without the consent of an optionee, no amendment, alteration, suspension or discontinuance may adversely affect outstanding Options except to conform this Plan and ISOs granted under this Plan to the requirements of federal or other tax laws relating to incentive stock options. No amendment, alteration, suspension or discontinuance shall require shareholder approval unless (a) shareholder approval is required to preserve incentive stock option treatment for federal income tax purposes, (b) for so long as the Company has a class of equity securities registered under Section 12 of the Exchange Act, shareholder approval is required to meet the exceptions provided by Rule 16b-3, or any successor rule thereto, or (c) the Board otherwise concludes that shareholder approval is advisable.

         13.      EFFECTIVE DATE OF PLAN

         This Plan shall become effective upon adoption by the Board provided, however, that no Option granted pursuant to Part 1 of the Plan shall be exercisable unless and until written consent of the shareholders of the Company, or approval of shareholders of the Company voting at a validly called shareholders' meeting, is obtained within 12 months after adoption by the Board. If such shareholder approval is not obtained within such time, Options granted hereunder shall terminate and be of no force and effect from and after expiration of such 12-month period. Options granted pursuant to Part 2 of the Plan shall not be subject to Shareholder approval. Options may be granted and exercised under this Plan only after there has been compliance with all applicable federal and state securities laws.


Plan adopted by the Board of Directors on January 10, 1996.

Plan approved by Shareholders on June 3, 1996.

Total number of shares covered by the Plan: 833,333 (as adjusted to reflect the 1 for 3 reverse split of Common Stock effectuated on June 3, 1996).

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